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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:   3235-0287
[ ] Check this box if no                                                                              Expires: December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    MCADAM, JOHN                                  F5 Networks, Inc. (ffiv)                        to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
     c/o F5 NETWORKS, INC.                        Number of Reporting        Month/Year           X Officer        X  Other (specify
     401 ELLIOTT AVENUE WEST                      Person (Voluntary)         MARCH 2001         ----              --- below)
--------------------------------------------                              -------------------   (give title below)
                  (Street)                                                5. If Amendment,      PRESIDENT/CEO, DIRECTOR
     SEATTLE, WA 98119                                                       Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
                                                                          -------------------   (Check applicable line)
                                                                                                  X   Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of      6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities        Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially      Direct(D)     Beneficial
                                               (Instr. 8)                               Owned at          or            Ownership
                                  (Month/                                               End of Month      Indirect (I)  (Instr. 4)
                                   Day/     -------------------------------------       (Instr. 3 and 4)  (Instr. 4)
                                   Year)      Code   V      Amount (A) or   Price
                                                                   (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 3 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   or Disposed      (Month/Day/                           Security
                             ative        Year)                  of (D) (Instr.   Year)                                 (Instr. 5)
                             Security                            3, 4, and 5)
                                                                               -----------------------------------------
                                                                                 Date     Expira-              Amount or
                                                    --------------------------   Exer-    tion       Title     Number of
                                                    Code  V     (A)     (D)      cisable  Date                 Shares
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Non-Qualified Stock Option    $5.03     03/16/01     A          75,000                 03/16/11   Common Stock    75,000
(right to buy)(1)
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Non-Qualified Stock Option    $5.03     03/16/01     A         300,000                 03/16/11   Common Stock   300,000
(right to buy)(1)
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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                               D
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   375,000                     D
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Explanation of Responses:

(1) Options vest monthly over a 2 year period.
                                                                                             /s/ JOHN MCADAM                 4/2/01
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this             Page 2 of 3 Pages         Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 1474 (7-99)

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